Exhibit 10.42

November 15, 2010

John F. Thero

Mystic, Connecticut 06355

Dear John:

It is with great pleasure that I confirm your recent promotion to the position of President of Amarin Corporation plc (the “Company”), effective November 10, 2010. As discussed, it is our expectation that, for the time being, you will also continue to serve as the principal financial officer of the Company as well as a member of the senior management team of Aramin Pharma Inc. and their affiliates.

This letter will serve as an amendment to your November 5, 2009 letter agreement with the Company regarding the terms and conditions of your employment (the “Letter Agreement”). This letter supplements Section 1 and supersedes Sections 3 and 5 of the Letter Agreement, all other provision of the Letter Agreement shall remain in full force and effect.

In connection with your enhanced role, you will be paid a bi-weekly salary at the annual rate of $375,000, less applicable deductions and withholdings. Your salary shall be subject to annual review and adjustment at the discretion of the Company. This paragraph supersedes Section 3 of the Letter Agreement.

In addition, you will be eligible to receive an annual performance bonus as determined by the Board (or the Remuneration Committee thereof) (the “Annual Bonus”). The Company will target the Annual Bonus at 40% of your annual base salary; for purposes of 2010 your Annual Bonus will be pro rated based on the number of days you served as President (at the 40% target rate) and the number of days you served as Chief Financial Officer (at the 35% target rate in effect prior to your promotion). Any such bonuses shall be payable in the absolute discretion of the Board (or the Remuneration Committee thereof “REMCO”), taking into account the performance of the Company and your personal performance. Further, any bonus payment will be subject to your employment on the actual payment date of any bonus as well as approval by and adjustment at the discretion of the Board and the final terms of any applicable bonus plan. This paragraph supersedes Section 5 of the Letter Agreement.

In connection with your new role, you have been granted options to purchase 1,200,000 Ordinary Shares, par value £0.50 per share (and represented by American Depository Shares, or ADSs), which represents approximately 1% of the Company’s outstanding equity capitalization based on approximately 102,194,949 Ordinary Shares and options to purchase approximately 11,658,601 Ordinary Shares currently outstanding (excluding warrants). The exercise price per share is the closing price of the Company’s ADSs on the NASDAQ Capital Market on Thursday, November 11, 2010. Twenty five percent (25%) of these option shares shall be fully vested and immediately exercisable on the date of grant, with the remainder to vest in three equal annual installments, beginning on the first anniversary of November 10, 2010, so long as your employment continues through such vesting dates. The terms and conditions set forth in the

2002 Stock Option Plan and applicable stock option agreement shall govern any such option award. The paragraph is in addition to and does not supersede any of the provision on the Letter Agreement.

You understand that your employment with the Company will continue to be “at will” which means it is not for a specified period and may be terminated by either you or the Company at any time subject Section 12 of the Letter Agreement. Similarly, the terms and conditions of your employment may change at the discretion of the Board or REMCO. The Letter Agreement as amended by this letter supersedes any prior oral or written statements or understanding concerning compensation or other terms of your employment, including statements made by any Board member or Company representative in connection with your enhanced role.

Thank you again for your many contributions to the Amarin over this past year. We look forward to your continued service in your new role in the years to come.

Very truly yours,

/s/ Joseph S. Zakrzewski

Joseph S. Zakrzewski
Executive Chairman & CEO

READ, UNDERSTOOD AND AGREED:

/s/ John F. Thero	11/19/2010
John F. Thero	Date

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